Second Amendment to Services Agreement Dated January 7, 2008

This Second Amendment to Services Agreement is made this 12th day of August, 2009 between CIB Marine Bancshares, Inc. (hereinafter “Client”), a Wisconsin corporation, and dbrok group, LLC (hereinafter “dbrok”), a Wisconsin limited liability company.

The parties agree that the Services Agreement dated January 7, 2008 between Client and dbrok (the “Agreement”) is hereby modified and amended as follows:

1. The term of the Agreement shall be extended from the date indicated in the First Amendment to the Services Agreement and shall continue until terminated in writing by either party. Any provisions of the agreement related to work day limits is hereby deleted.

In Witness Whereof, the parties have signed this Amendment as of the day and year first written above.

CIB Marine Bancshares, Inc.

/s/ Daniel J. Rasmussen
By: Daniel J. Rasmussen
Its: SVP & General Counsel

dbrok group, LLC

/s/ Edwin J. Depenbrok
By: Edwin J. Depenbrok